Exploration Lease and Option To Purchase Agreement
Garfield Flat Project

This Exploration Lease and Option to Purchase Agreement Garfield Flat Project (“Agreement”) is made and entered into by and between Goodsprings Development LLC, a Nevada limited liability corporation (“Owner”), and Nevada Canyon Gold Corp., a Nevada corporation (“NCG”).

Recitals

A. Owner owns the Lazy and Orsa unpatented mining claims situated in Mineral County, Nevada, described in Exhibit A attached to and by this reference incorporated in this Agreement (collectively the “Property”).

B. Owner desires to lease and to grant to NCG the option to purchase the Property on the terms and conditions of this Agreement.

Now, therefore, in consideration of their mutual promises, the parties agree as follows:

1. Definitions. The following defined terms, wherever used in this Agreement, shall have the meanings described below:

1.1 “Area of Interest” means the geographic area within one (1) mile of the exterior boundaries of the Property existing on the Effective Date.

1.2 “Deed” means the conveyance to be executed and delivered by Owner to NCG on NCG’s exercise and closing of the Option.

1.3 “Effective Date” means June 7, 2017.

1.4 “Governmental Regulations” means all directives, laws, orders, ordinances, regulations and statutes of any federal, state or local agency, court or office.

1.5 “Gross Returns” means the returns and revenues from the production of Minerals from the Property as calculated and determined in accordance with Exhibit B attached to this Agreement.

1.6 “Lease Year” means each one (1) year period following the Effective Date and each anniversary of the Effective Date.

1.7 “Minerals” means all minerals and mineral materials, including, without limitation, gold, silver, platinum and platinum group metals, base metals (including, for example, antimony, chromium, cobalt, copper, lead, manganese, mercury, nickel, molybdenum, titanium, tungsten, zinc), and other metals and mineral materials which are on, in or under the Property.

1.8 “Minimum Payments” means the minimum payments payable by NCG in accordance with Section 4.1.

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1.9 “NCG” means Nevada Canyon Gold Corp., a Nevada corporation, and its successors and assigns.

1.10 “Option” means the option and right granted by Owner to NCG to purchase the Property in accordance with Section 5.

1.11 “Owner” means Goodsprings Development LLC, a Nevada limited liability company, and its successors and assigns.

1.12 “Property” means the unpatented mining claims situated in Mineral County, Nevada, more particularly described in Exhibit A and unpatented mining claims located in the Area of Interest which become subject to this Agreement

1.13 “Royalty” means the production royalty payable by NCG to Owner in accordance with Section 4.2.

2. Lease and Grant of Rights. Owner leases the Property exclusively to NCG and grants to NCG the rights and privileges described in this Section.

2.1 Lease. Owner leases to NCG and grants to NCG the right to use the Property for the purposes of exploration for Minerals. NCG must exercise the Option to purchase the Property before NCG commences the development of a mine or mine-related facilities or commences mining on the Property.

2.2 Water Rights. Subject to the regulations of the State of Nevada concerning the appropriation and taking of water, NCG shall have the right to appropriate and use water, to drill wells for the water on the Property and to lay and maintain all necessary water lines as may be required by NCG in its operations on the Property.

3. Term. The term of this Agreement shall commence on the Effective Date and shall continue for ten (10) years, subject to NCG’s right to extend this Agreement for two (2) additional terms of ten (10) years each, and subject to NCG’s right to purchase the Property in accordance with Section 5.

4. Payments. NCG shall make the following payments to Owner:

4.1 Annual Minimum Payments. On the parties’ execution of this Agreement, NCG shall pay to Owner the sum of fifteen thousand dollars ($15,000.00) following the Effective Date, NCG shall pay the following Minimum Payments to Owner:

First anniversary of Effective Date	$15,000
Second anniversary of Effective Date	$20,000
Third anniversary of Effective Date	$20,000
Fourth anniversary of Effective Date	$25,000
Fifth anniversary of Effective Date	$25,000
Sixth and any succeeding anniversary of the Effective Date	$40,000

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The initial payment and the Minimum Payments provided in this Section shall not be credited against the Purchase Price if NCG elects to exercise the Option. NCG shall be obligated to pay the Minimum Payments after the exercise and closing of the Option and Minimum Payments paid after closing of the Option shall be credited against the Royalty payable in accordance with the Deed.

4.2 Production Royalty. NCG shall pay to Owner a production royalty (the “Royalty”) based on the Gross Returns from the production and sale of Minerals from the Property. The Royalty percentage rate shall be two percent (2%).

4.3 Method of Payment. NCG shall pay all payments under this Agreement by wire transfer or another acceptable payment method to an account which Owner designates.

5. Option to Purchase. Owner grants to NCG the exclusive option and right to acquire ownership of the Property (the “Option”). The purchase price of the Property shall be Three Hundred Thousand Dollars ($300,000.00) (the “Purchase Price”). The Minimum Payments paid by NCG to Owner shall not be applied or credited against the Purchase Price.

5.1 Notice of Election. If NCG elects to exercise the Option, NCG shall deliver written notice to Owner. NCG’s notice shall specify which of the Purchase Option or the Royalty Option NCG elects to exercise. On Owner’s receipt of NCG’s notice of exercise of the Option, the parties shall make diligent efforts to close the conveyance of the Property and shall do so within thirty (30) days after NCG’s delivery of the notice.

5.2 Transfer of Fees and Taxes. If NCG exercises the Option, NCG shall pay the Bureau of Land Management mining claim transfer fees, the real property transfer taxes, if any, and all recording costs incurred in closing of the Option.

5.3 Payment on Closing. On closing of the Option, NCG shall pay the Purchase Price to Owner.

5.4 Owner’s Deliveries on Closing. If NCG exercises and closes the Option, Owner shall execute and deliver to NCG a conveyance of the Property, reserving the Royalty to Owner in the form of the Deed which is Exhibit C attached to this Agreement. Owner shall execute and deliver to NCG a declaration of value to be submitted on recording of the Deed and an affidavit of non-foreign taxpayer status in accordance with Internal Revenue Code Section 1445.

5.5 Effect of Closing. On closing of the Option, NCG shall own the Property, subject to the Royalty reserved by Owner and NCG’s obligations under the Deed, including the obligation to pay the Minimum Payments.

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6. Compliance With The Law. NCG shall, at NCG’s sole cost, comply with all Governmental Regulations relating to the condition, use or occupancy of the Property by NCG, including but not limited to all exploration and development work performed by NCG during the term of this Agreement. NCG shall, at its sole cost, promptly comply with all applicable Governmental Regulations regarding reclamation of the Property. Owner agrees to cooperate with NCG in NCG’s application for governmental licenses, permits and approvals, the costs of which shall be borne by NCG.

7. NCG’s Work Practices and Reporting.

7.1 Work Practices. NCG shall work the Property in a miner-like fashion.

7.2 Inspection of Data. During the term of this Agreement, Owner and Owner’s representatives shall have the right to examine and make copies of the technical data regarding the Property in NCG’s possession during reasonable business hours and upon prior notice, provided, however, that the rights of Owner to examine such data shall be exercised in a manner that does not interfere with the operations of NCG.

7.3 Reports. On or before three (3) months after the end of each Lease Year, NCG shall deliver to Owner digital copies of the factual data generated during the preceding Lease Year as a result of NCG’s activities conducted on the property, including information about NCG’s geological, geochemical and geophysical mapping and surveying of the Property, exploration drilling results and assaying of mineral samples taken from the Property and information about NCG’s production and sale of Minerals.

8. Scope of Agreement. This Agreement shall extend to and include the unpatented mining claims described in Exhibit A of this Agreement (and any amendments or relocations of the unpatented mining claims) and the portions of any unpatented mining claims located by the parties which are within the Area of Interest, including any unpatented mining claims amended or located by the parties to fill any fractions or gaps among the unpatented mining claims which constitute the Property or among the unpatented mining claims and any fee lands adjacent to or near the unpatented mining claims which constitute the Property. NCG’s obligations under this Section shall not apply to any unpatented mining claims acquired by NCG from an unaffiliated third party in an arm’s length transaction. NCG agrees and covenants that this Section shall be binding on NCG and NCG’s affiliates and any assignee of this Agreement and the affiliates of any such assignee. If NCG locates any unpatented mining claims in the Area of Interest which become part of the Property, NCG shall locate such unpatented mining claims in Owner’s name, and the parties shall execute and record an amendment of this Agreement which includes the unpatented mining claims in this Agreement.

9. Liens. NCG agrees to pay all indebtedness and liabilities incurred by or for NCG arising from or relating to NCG’s activities on the Property, except that NCG need not discharge or release any such lien, charge or encumbrance so long as NCG is contesting the same in good faith, provided that if a judgment is entered which affirms or authorizes foreclosure on the lien, NCG promptly, and before foreclosure of the lien, shall pay, post a bond to secure payment of the lien, or otherwise cause the discharge and release of the lien. NCG must comply with the requirements of NRS 108.2403.

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10. Taxes.

10.1 Real Property Taxes. Owner shall pay any and all taxes assessed and due against the Property before the Effective Date. NCG shall pay promptly before delinquency all taxes and assessments, general, special, ordinary and extraordinary, that may be levied or assessed during the term of this Agreement upon the Property. All such taxes for the year in which this Agreement is executed and for the year in which this Agreement terminates shall be prorated between Owner and NCG, except that neither Owner nor NCG shall be responsible for the payment of any taxes which are based upon income, net proceeds, production or revenues from the Property assessed solely to the other party.

10.2 Personal Property Taxes. Each party shall promptly when due pay all taxes assessed against such party’s personal property, improvements or structures placed or used on the Property.

10.3 Income Taxes. No party shall not be liable for any taxes levied on or measured by the other party’s income, net proceeds or payments under this Agreement or received from the production of minerals from the Property.

10.4 Delivery of Tax Notices. If Owner receives tax bills or claims which are NCG’s responsibility, Owner shall promptly forward them to NCG for payment.

11. Insurance and Indemnity. NCG shall provide, maintain and keep in force comprehensive all risk, public liability insurance against claims for personal injury, including, without limitation, bodily injury, death or property damage occurring on, in or about the Property, such insurance to afford immediate minimum protection to a limit of not less than Two Million Dollars ($2,000,000.00) with respect to personal injury or death to any one or more persons or damage to property. NCG shall on Owner’s request furnish to Owner a certificate of all policies of required insurance which shall identify Owner as a named or additional insured. Each policy shall contain a provision that the policy will not be cancelled or materially amended, which terms shall include any reduction in the scope or limits of coverage, without at least fifteen (15) days’ prior written notice to Owner. If NCG fails to provide, maintain, keep in force or deliver and furnish to Owner the policies of insurance required under this Section, Owner may, but is not obligated to, procure such insurance or single-interest insurance for such risks covering Owner’s interest and NCG shall promptly reimburse Owner for all costs incurred by Owner to obtain the insurance. Owner shall not be liable to NCG and NCG waives all claims against Owner for injury to or death of any person or damage to or destruction of any personal property or equipment or theft of property occurring on or about the Property or arising from or relating to NCG’s business conducted on the Property. NCG shall defend, indemnify and hold harmless Owner and its members, officers, directors, agents and employees from and against any and all claims, judgments, damage, demands, losses, expenses, costs or liability arising in connection with injury to person or property from any activity, work, or things done, permitted or suffered by NCG or NCG’s agents, partners, servants, employees, invitees or contractors on or about the Property, or from any breach or default by NCG in the performance of any obligation on the part of NCG to be performed under the terms of this Agreement, excluding, however, the negligence of Owner.

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12. Property Maintenance and Work Commitment.

12.1 Annual Assessment Work. To the extent required by law, beginning with the annual assessment work period of September 1, 2017, to September 1, 2018, and for each subsequent following annual assessment work year commencing during the term of this Agreement, NCG shall perform for the benefit of the Property work of a type customarily deemed applicable as assessment work and of sufficient value to satisfy the annual assessment work requirements of all applicable federal, state and local laws, regulations and ordinances, if any, and shall prepare evidence of the same in form proper for recordation and filing, and shall timely record and/or file such evidence in the appropriate federal, state and local office as required by applicable federal, state and local laws, regulations and ordinances, provided that if NCG elects to terminate this Agreement more than two (2) months before the deadline for performance of annual assessment work for the following annual assessment year, NCG shall have no obligation to perform annual assessment work nor to prepare, record and/or file evidence of the same for the following annual assessment year.

12.2 Federal Mining Claim Maintenance Fees. If under applicable federal laws and regulations federal annual mining claim maintenance fees are required to be paid for the unpatented mining claims which constitute all or part of the Property, beginning with the annual assessment work period of September 1, 2017, to September 1, 2018, NCG shall pay the federal annual mining claim maintenance fees no later than two (2) months before the applicable statutory and regulatory deadline, and shall execute and record or file, as applicable, proof of payment of the federal annual mining claim maintenance fees and of Owner’s intention to hold the unpatented mining claims which constitute the Property. If NCG elects to terminate this Agreement more than two (2) months before the deadline for payment of the federal annual mining claim maintenance fees for the following annual assessment year, NCG shall have no obligation to pay the federal annual mining claim maintenance fees for the Property for the following assessment year. If NCG does not terminate this Agreement more than two (2) months before the deadline for payment of the federal annual mining claim maintenance fees for the following annual assessment year, NCG shall pay the annual maintenance fees for the Property for the following assessment year.

13. Amendment of Mining Laws. The parties acknowledge that legislation for the amendment or repeal of the mining laws of the United States applicable to the Property has been, and in the future may be, considered by the United States Congress. The parties desire to insure that any and all interests of the parties in the lands subject to the unpatented mining claims which comprise all or part of the Property, including any rights or interests acquired in such lands under the mining laws as amended, repealed or superseded, shall be part of the Property and shall be subject to this Agreement. If the mining laws applicable to the unpatented mining claims subject to this Agreement are amended, repealed or superseded, the conversion or termination of Owner’s interest in the Property pursuant to such amendment, repeal or supersession of the mining laws shall not be considered a deficiency or defect in Owner’s title in the Property, and NCG shall have no right or claim against Owner resulting from the conversion, diminution, or loss of Owner’s interest in and to the Property, except as expressly provided in this Agreement. If pursuant to any amendment or supersession of the mining laws Owner is granted the right to convert its interest in the unpatented mining claims comprising the Property to a permit, license, lease, or other right or interest, all converted interests or rights shall be deemed to be part of the Property subject to this Agreement. Upon the grant or issuance of such converted interests or rights, the parties shall execute and deliver an addendum to this Agreement, in recordable form, by which such converted interests or rights are made subject to this Agreement.

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14. Relationship of the Parties.

14.1 No Partnership. This Agreement shall not be deemed to constitute any party, in its capacity as such, the partner, agent or legal representative of any other party, or to create any joint venture, partnership, mining partnership or other partnership relationship between the parties.

14.2 Competition. Except as expressly provided in this Agreement, each party shall have the free and unrestricted right independently to engage in and receive the full benefits of any and all business endeavors of any sort outside the Property or outside the scope of this Agreement, whether or not competitive with the endeavors contemplated under this Agreement, without consultation with or participation of the other party. In particular, without limiting the foregoing, neither party to this Agreement shall have any obligation to the other as to any opportunity to acquire any interest, property or right offered to it outside the scope of this Agreement.

14.3 Limitation. NCG’s performance of its duties and obligations under this Agreement shall not obligate NCG to perform any additional services to Owner, nor, except as expressly provided in this Agreement, to conduct or to invest any funds of any nature whatsoever in the exploration of, development or production of minerals on or under the Property. NCG may explore, conduct geological, geochemical and geophysical investigations, drill, sample or otherwise explore for or develop Minerals in the manner and to the extent that NCG, in its sole discretion, deems advisable. Only the express duties and obligations described in this Agreement are binding on NCG and NCG shall have no duties or obligations, implied or otherwise, to explore for, develop or mine minerals. Owner acknowledges that NCG’s express undertakings under this Agreement and the Minimum Payments are in lieu of any implied duties or obligations.

15. Inspection. Owner or Owner’s duly authorized representatives shall be permitted to enter on the Property and NCG’s workings at reasonable times and on five (5) days’ advance notice to NCG for the purpose of inspection, but they shall enter on the Property at their own risk and in such a manner which does not unreasonably hinder, delay or interfere with NCG’s operations. If NCG is conducting exploration, development or mining during Owner’s inspection, Owner agrees that Owner will comply with all of NCG’s safety rules and regulations, including the requirement that Owner and Owner’s representatives be accompanied by NCG’s representatives during the inspection.

16. Representations.

16.1 Title. Except as expressly provided in this Agreement, Owner represents to Owner’s knowledge and belief as follows: (a) the unpatented mining claims which are part of the Property were properly located in accordance with applicable federal and state laws and regulations; (b) the unpatented mining claims which are part of the Property are in good standing; and (c) subject to the paramount title of the United States, the unpatented mining claims are free and clear of adverse claims, liens, encumbrances, or royalties.

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16.2 Lesser Interest. If Owner owns an interest in the Property which is less than the entire and undivided estate in the Property, the Minimum Payments and the Purchase Price shall not be reduced, however, the Royalty payments shall be reduced proportionately in accordance with the nature and extent of Owner’s interest such that the Royalty payments shall be paid to Owner only in the proportion that Owner’s interest bears to the entire and undivided estate in the portion of the Property from which Minerals are produced.

16.3 Escrow for Disputes. If at any time a third party asserts a claim of ownership in the Property or the Minerals which is adverse to the interest of Owner or NCG, or if NCG is advised by legal counsel for NCG that it appears that a third party may have such a claim, NCG may deposit any payments which would otherwise be due to Owner into escrow and give notice of such deposit to Owner. In the event of a dispute as to ownership of the Property, the Minerals, the surface of the Property, or the Royalty, payment of the Royalty payments may be deferred until twenty (20) days after NCG is furnished satisfactory evidence that such dispute has been finally settled and all provisions as to keeping this Agreement in force shall relate to such extended time for payment.

17. Covenants, Warranties and Representations. Each of the parties covenants, warrants and represents for itself as follows:

17.1 Compliance with Laws. That it has complied with all applicable laws and regulations of any governmental body, federal, state or local, regarding the terms of and performance of its obligations under this Agreement. Each party shall maintain its standing as a business entity in accordance with the laws of the jurisdiction of its organization.

17.2 No Pending Proceedings. That there are no lawsuits or proceedings pending or threatened which affect its ability to perform the terms of this Agreement.

17.3 Costs. That it shall pay all costs and expenses incurred or to be incurred by it in negotiating and preparing this Agreement and in closing and carrying out the transactions contemplated by this Agreement.

17.4 Brokers. That it has had no dealings with any agent, broker or finder in connection with this Agreement, and shall indemnify, defend and hold the other party harmless from and against any claims that may be asserted through such party that any agent’s broker’s or finder’s fee is due in connection with this Agreement.

17.5 Patriot Act. That it is not on the Specially Designated National & Blocked Persons List of the Office of Foreign Assets Control of the United States Treasury Department and is not otherwise blocked or banned by any foreign assets office rule or any other law or regulation, including the USA Patriot Act or Executive Order 13224.

18. Termination by Owner. Any failure by NCG to perform any of its covenants, liabilities, obligations or responsibilities under this Agreement shall be a default. Owner may give NCG written notice of a default. If a payment default is not remedied within five (5) days after receipt of the notice or any other default is not remedied within thirty (30) days after receipt of the notice, provided the default can reasonably be cured within that time, or, if not, if NCG has not within that time commenced action to cure the same or does not after such commencement diligently prosecute such action to completion, Owner may terminate this Agreement by delivering notice to NCG of Owner’s termination of this Agreement, provided that if NCG contests Owner’s notice of default or Owner’s assertion that NCG has not timely cured or commenced action to cure the alleged default, Owner may not terminate this Agreement unless and until issues of the alleged default and failure to cure the alleged default had been determined by a court of competent jurisdiction. In such case, NCG shall have such time as provided by the decree or order of the court having jurisdiction of the dispute concerning the alleged default or failure to cure the alleged default. On termination of this Agreement based on NCG’s default, within ten (10) days NCG shall execute and deliver to Owner a release and termination of this Agreement in form acceptable for recording.

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19. Termination and Surrender of Mining Claims by NCG. NCG may at any time terminate this Agreement by giving written notice to Owner. If NCG terminates this Agreement, NCG shall perform all obligations and pay all payments which accrue or become due before the termination date. On NCG’s termination of this Agreement, within ten (10) days NCG shall execute and deliver to Owner a release and termination of this Agreement in form acceptable for recording.

20. Force Majeure. NCG’s obligations under this Agreement, except its obligations to pay the Minimum Payments and their obligations under Sections 6, 7.3, 9, 10, 11, 12.2, 21, 22, and 23, shall be suspended during the time and to the extent that NCG is prevented from compliance, in whole or in part, by war or war conditions (actual or potential), earthquake, fire, flood, strike, labor stoppage, accident, riot, unavoidable casualty, act or restraint, present or future, or any lawful authority, statute, act of God, act of public enemy, inability to obtain or delays in obtaining governmental approvals, consents, licenses or permits (including any of the foregoing relating to the change of the use or points of diversion and use of water resources), labor or transportation, or other delays or cause of the same or other character beyond the reasonable control of NCG. If NCG invokes force majeure, it shall notify Owner in writing within ten (10) days of the force majeure event and shall diligently attempt to cure, end or remediate the force majeure event. NCG shall notify Owner in writing within ten (10) days of termination of the force majeure event.

21. Surrender of Property. On expiration or termination of this Agreement, NCG shall surrender the Property promptly to Owner and at NCG’s sole cost shall remove from the Property all of NCG’s buildings, equipment and structures. NCG shall reclaim the Property in accordance with all applicable Governmental Regulations.

22. Data. Promptly following the parties’ execution of this Agreement, Owner shall deliver to NCG copies of all of the technical and title data Owner possesses regarding the Property and the Area of Interest. Within thirty (30) days following termination of this Agreement, NCG shall deliver to Owner copies of the technical data regarding the Property in NCG’s possession at the time of termination which before termination NCG has not furnished to Owner. At Owner’s election, NCG shall deliver to Owner NCG’s core, cuttings, sample splits, and sample pulps from the Property.

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23. Confidentiality. The data and information, including the terms of this Agreement, coming into the parties’ possession by virtue of this Agreement shall be deemed confidential and shall not be disclosed to outside third parties except as may be required to publicly record or protect title to the Property or to publicly announce and disclose information under Governmental Regulations or under the rules and regulations of any stock exchange on which the stock of a party, or the parent or affiliates of a party, is listed. If a party negotiates for a transfer of all or any portion of such party’s interest in the Property or under this Agreement or negotiates to procure financing or loans relating to the Property, in order to facilitate any such negotiations such party shall have the right to furnish information to third parties, provided that each third party to whom the information is disclosed agrees to maintain its confidentiality in the manner provided in this Section.

24. Assignment.

24.1 NCG’s Assignment. NCG shall not assign, convey, encumber, sublease, grant any concession, or license or otherwise transfer to a third party (each a “Transfer”) all or any part of its interest in this Agreement or the Property, without, in each case, Owner’s prior written consent, which shall not be withheld unreasonably. Owner shall have the right to consider the proposed transferee’s financial, legal, operating and technical expertise and history when determining the suitability of the transferee as the lessee under this Agreement. Owner shall respond to NCG’s request for consent within ten (10) days following Owner’s receipt of NCG’s request, and if Owner does not timely inform NCG that Owner does not consent to the proposed Transfer, Owner shall be deemed to have approved the Transfer. Each transferee of any interest in this Agreement shall execute and deliver an instrument by which the transferee agrees to assume and perform the obligations of the assignor under this Agreement.

24.2 Owner’s Assignment. Owner shall have the right to assign or otherwise transfer all or any part of its interest in this Agreement or the Property. No change in ownership of Owner’s interest in the Property shall affect NCG’s obligations under this Agreement unless and until Owner delivers and NCG receives copies of the documents which demonstrate the change in ownership of Owner’s interest. Until NCG receives Owner’s notice and the documents required to be delivered under this Section, NCG may continue to make all payments under this Agreement as if the transfer of Owner’s Ownership interest had not occurred. No division of Owner’s ownership as to all or any part of the Property shall enlarge NCG’s obligations or diminish NCG’s rights, with all Sections remaining in full force under this Agreement.

25. Memorandum Agreement. The parties shall execute and deliver a memorandum of this Agreement. The execution of the memorandum shall not limit, increase or in any manner affect any of the terms of this Agreement or any rights, interests or obligations of the parties.

26. Notices. Any notices required or authorized to be given by this Agreement shall be in writing and shall be sent either by commercial courier, facsimile, or by certified U.S. mail, postage prepaid and return receipt requested, addressed to the proper party at the address stated below or such address as the party shall have designated to the other parties in accordance with this Section. Such notice shall be effective on the date of receipt by the addressee party, except that any facsimiles received after 5:00 p.m. of the addressee’s local time shall be deemed delivered the next day.

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If to Owner:	Goodsprings Development LLC
Attn: Doyle Kenneth Brook, Jr.
2305 Pleasure Drive
Reno, NV 89509

If to NCG:	Nevada Canyon Gold Corp
316 California Avenue #543
Reno, NV 89501

27. Binding Effect of Obligations. This Agreement shall be binding upon and inure to the benefit of the respective parties and their successors or assigns.

28. Entire Agreement. The parties agree that the entire agreement between them is written in this Agreement and in a memorandum of agreement of even date. There are no terms or conditions, express or implied, other than expressly stated in this Agreement. This Agreement may be amended or modified only by a written instrument signed by the parties with the same formality as this Agreement.

29. Governing Law and Forum Selection. This Agreement shall be construed and enforced in accordance with the laws of the State of Nevada. The forum for any action regarding the construction or enforcement of this Agreement shall be the Second Judicial District Court, Washoe County, Reno, Nevada.

30. Multiple Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which shall constitute the same Agreement.

31. Severability. If any part, term or provision of this Agreement is held by a court of competent jurisdiction to be illegal or in conflict with any Governmental Regulations, the validity of the remaining portions or provisions shall not be affected, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provision held to be invalid. The parties have executed this Agreement effective as of the Effective Date.

GOODSPRINGS DEVELOPMENTS, LLC

By:	/s/ Doyle Kenneth Brook, Jr.
Doyle Kenneth Brook, Jr., Manager

NEVADA CANYON GOLD CORP.

By:	/s/ Jeffrey A. Cocks
Jeffrey A. Cocks, President & CEO

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Mining Lease Agreement
Garfield Flat Project

Exhibit A

Description of Property
Mineral County Nevada

Claim Names	BLM NMC Nos.

Lazy 4, 6, 7, 9, 10, 12	1126109 to 1126114

Orsa 104, 106, 108, 121, 123, 125	1126115 to 1126120

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Exhibit B

Gross Returns
Garfield Flat Project

Payor:	Nevada Canyon Gold Corp.

Recipient:	Desert Ventures Inc.

1. Definitions. The terms defined in the instrument to which this Exhibit is attached and made part of shall have the same meanings in this Exhibit. The following definitions shall apply to this Exhibit.

1.1 “Gross Returns” means all income and revenues accrued, received, and realized by Payor from the production of Minerals and products of Minerals from the Property.

1.2 “Property” means the real property described in the instrument to which these Gross Returns provisions are attached and made a part.

2. Payment Procedures.

2.1 Accrual of Obligation. Payor’s obligation to pay the royalty shall accrue and become due and payable upon the sale or shipment from the Property of unrefined metals, dore metal, concentrates, ores or other Minerals or Minerals products or, if refined metals are produced, upon the outturn of refined metals meeting the requirements of the specified published price to Payor’s account.

2.2 Futures or Forward Sales, Etc. Gross Returns shall be determined irrespective of any actual arrangements for the sale or other disposition of Minerals by Payor, specifically including but not limited to forward sales, futures trading or commodities options trading, and any other price hedging, price protection, and speculative arrangements that may involve the possible delivery of gold, silver or other metals produced from Minerals.

2.3 Quarterly Calculations and Payments. The Royalty shall be determined on a quarterly basis. Payor shall pay Recipient each quarterly royalty payment on or before the last business day of the quarter immediately following the quarter in which the royalty payment obligation accrued. Payor acknowledges that late payment by Payor to Recipient of royalty payments will cause Recipient to incur costs, the exact amount of which will be difficult to ascertain. Accordingly, if any amount due and payable by Payor is not received by Recipient within ten (10) days after such amount is due, then Payor shall pay to Recipient a late charge equal to ten percent (10%) of such overdue amount. Recipient’s acceptance of such late charge shall not constitute a waiver of Payor’ default with respect to such overdue amount, nor prevent Recipient from exercising any of Recipient’s other rights and remedies. If any amount payable by Payor remains delinquent for a period in excess of thirty (30) days, Payor shall pay to Recipient, in addition to the late payment, interest from and after the due date at the statutory interest rate.

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2.4 Statements. At the time of payment of the royalty, Payor shall accompany such payment with a statement which shows in detail the quantities and grades of refined gold, silver or other metals or dore, concentrates or ores produced and sold or deemed sold by Payor in the preceding quarter. Payor shall pay the Royalty by wire transfer to an account which Recipient designates.

2.5 Audit. Upon reasonable notice and at a reasonable time, the Recipient shall have the right to audit and examine the Payor’s accounts and records relating to the calculation of the Gross Returns Royalty payments. If such audit determines that there has been a deficiency or an excess in the payment made to Recipient, such deficiency or excess shall be resolved by adjusting the next monthly royalty payment due Recipient. Recipient shall pay all costs of such audit unless a deficiency of three percent (3%) or more of the royalty payment due for the calendar month in question is determined to exist. All books and records used by Payor to calculate the Royalty payments shall be kept in accordance with generally accepted accounting principles applicable to the mining industry.

2.6 Sampling and Commingling. Payor shall have the right to commingle Minerals and ores from the Property and materials from other properties, provided, that Payor first informs Recipient, in writing, of Payor’s intention to commingle and delivers to Recipient a detailed written description of Payor’s commingling plan. Recipient shall have ninety (90) days during which to review, comment on and approve Payor’s proposed commingling plan. In any and all events, all Minerals and ores shall be measured and sampled by Payor in accordance with sound mining and metallurgical practices for metal and mineral content before commingling of any such Minerals or ores with materials from any other property. Representative samples of materials from the Property intended to be commingled shall be retained by Payor, and assays of these samples shall be made before commingling to determine the metal content of each ore. Detailed records shall be kept by Recipient showing measurements, assays of metal content and gross metal content of the materials from the Property are commingled. Payor shall prepare and maintain records of the production of Minerals from the Property, assays of samples taken from the Property and all other records reasonably necessary to accurately account for the production of Minerals from the Property.

2.7 Royalty as Burden on the Property. The Royalty shall be a burden on, an interest in, and a covenant which runs with the Property. The Royalty shall be prior and superior to any interest in the Property or the Agreement of which this Net Smelter Return provision is a part which Payor grants to any third party. Payor agrees and covenants that at Recipient’s request, Payor, Recipient, and Payor’s refiner or smelter shall enter into an agreement pursuant to which the Royalty shall be deposited or paid directly to an account in Recipient’s name with the refiner or smelter.

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